Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-205441) pertaining to the 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of Natera, Inc.,

(2)Registration Statement (Form S-8 No. 333-210374) pertaining to the 2015 Equity Incentive Plan, 2007 Stock Plan and 2015 Employee Stock Purchase Plan of Natera, Inc., and

(3)Registration Statement (Form S-3 No. 333-214577) of Natera, Inc.,

of our report dated March 16, 2017, with respect to the consolidated financial statements of Natera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/  s /    Ernst & Young LLP

Redwood City, California

March 16, 2017